ZymoGenetics Reports First Quarter 2007 Financial Results

PR Newswire -- May 2, 2007

            Continuing progress in clinical trials and commercialization preparedness

SEATTLE, May 2 /PRNewswire-FirstCall/ -- ZymoGenetics, Inc. (Nasdaq: ZGEN) today reported its financial results for the first quarter ended March 31, 2007. The company reported a net loss for the quarter of $33.3 million, or $0.49 per share, reflecting continuing investment in the development of product candidates and preparation for launch of recombinant human Thrombin (rhThrombin). For the first quarter of 2006, ZymoGenetics had a net loss of $31.7 million, or $0.48 per share. The company ended the quarter in a strong financial position, with $224.0 million of cash and investments.

"We were very pleased in the first quarter to report good news from the FDA regarding the regulatory pathway for spray rhThrombin," stated Bruce L.A. Carter, President and CEO. "Our preparations for commercialization of recombinant human thrombin in the U.S. are on schedule, and we continue to expect to work with a partner outside the U.S. Also, we're on track for another year of significant progress in our other research and development programs. As we work to develop innovative drugs, we're mindful of and motivated by the many patients who suffer from lupus, cancer and other serious diseases and who are in great need for new treatments," added Dr. Carter.

Revenues for the quarter decreased to $5.2 million, compared to $7.4 million for the same period in the prior year. The decrease resulted primarily from reduced option fee revenues. In the fourth quarter of 2006, the company's option and license agreement with Novo Nordisk A/S expired. This agreement provided $1.9 million of revenue in the first quarter of 2006.

Research and development expenses for the quarter decreased by 10% to $29.8 million, compared to $33.0 million for the first quarter of 2006. The decrease was partially attributable to a reduction in costs associated with the manufacture of rhThrombin. The company continues to expect to incur significant rhThrombin manufacturing costs in 2007, with most deliveries occurring in the last nine months of the year. Until FDA approval, these manufacturing costs will be expensed to research and development. Reduced clinical trial costs also contributed to the expense decrease, particularly resulting from the completion of the rhThrombin Phase 3 clinical trial in mid 2006.

General and administrative expenses increased as expected by 24% to $9.7 million for the quarter, compared to $7.8 million for the first quarter of 2006. Most of the increase in the first quarter of 2007 was attributable to increased hiring of employees needed to prepare for the planned launch of rhThrombin in late 2007. Higher legal and market research costs also contributed to the increase.

Development Programs

The company continued advancement of its clinical programs during the first quarter of 2007. Following are updates on each program:

rhThrombin:

During recent weeks, ZymoGenetics completed hiring and training a team of medical science liaisons. This team will serve as an educational resource for physicians and will build relationships with key opinion leaders. A manuscript describing the company's rhThrombin Phase 3 trial will be published in a peer-reviewed medical journal in the next few months. During the quarter, the company received notification of the acceptance of its Biologic Licensing Application by the FDA, with an anticipated response (PDUFA) date of October 18, 2007. Accordingly, the company is building inventory for an anticipated product launch in Q4 2007, and is making final preparations for pre-approval inspections by the FDA, which are expected to occur within the next few months. ZymoGenetics was also informed by the FDA that no further clinical trials will be necessary to support a marketing application for recombinant thrombin co-packaged with a spray device. As a result, it is now anticipated that the launch of rhThrombin delivered co-packaged with a spray device will occur in early 2008, much sooner than originally projected.

Atacicept:

ZymoGenetics and Merck Serono are enrolling patients in a Phase 2 trial studying the efficacy of atacicept with rheumatoid arthritis patients whose disease has not responded adequately to TNF inhibitors. European sites began opening in March to help enroll approximately 300 patients in this trial. Results from the open-label atacicept B-CLL trial will be presented at the ASCO annual meeting held in early June. The companies are also working toward beginning enrollment in Phase 2/3 trials suitable for registration with SLE patients in the second half of 2007. Ongoing discussions with the FDA and the European Medicines Agency are aimed toward finalizing protocols for these trials within the next few months.

Interleukin 21 (IL-21):

ZymoGenetics has completed enrollment in the dose escalation portion of its Phase 1 trial combining IL-21 with rituximab (a product of Genentech, Inc. and Biogen IDEC) for the treatment of lymphoma patients. The second part of this trial will begin enrollment shortly, with planned completion by the end of this year. The company is also enrolling patients in the Phase 1 part of its Phase 1/2 renal cell carcinoma trial combining IL-21 with sorafenib (a product of Bayer Healthcare AG and Onyx Pharmaceuticals, Inc.). In collaboration with Novo Nordisk, enrollment is continuing in a Phase 2 study of IL-21 as a monotherapy for patients with metastatic melanoma.

PEG-interferon lambda:

ZymoGenetics is currently enrolling healthy volunteers in a Phase 1a trial of this potential Hepatitis C therapy. This dose escalation study is examining the safety, pharmacokinetics and pharmacodynamics following single subcutaneous dosing. The company anticipates that results from this trial will be available in the second half of 2007.

About ZymoGenetics

ZymoGenetics creates novel protein drugs with the potential to significantly help patients fight their diseases. The company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These candidates span a wide array of clinical opportunities that include bleeding, autoimmune diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2006. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

                               ZYMOGENETICS, INC.
                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (Unaudited)

                                                          Three Months Ended
                                                               March 31,
                                                            2007           2006
Revenues:
Royalties ........................................   $     1,950    $     1,853
Option fees ......................................           826          2,659
License fees and milestone payments ..............         2,406          2,879
Total revenues ...................................         5,182          7,391
Operating expenses:
Research and development .........................        29,768         32,950
General and administrative .......................         9,695          7,807
Total operating expenses .........................        39,463         40,757
Loss from operations .............................       (34,281)       (33,366)
Other income, net ................................           972          1,709
Net loss .........................................   $   (33,309)   $   (31,657)
Basic and diluted net loss per share .............   $     (0.49)   $     (0.48)
Weighted-average number of shares
used in computing net loss per share .............        67,718         66,292


                                 BALANCE SHEETS
                                 (in thousands)

                                                      March 31,     December 31,
                                                        2007           2006
                                                     (unaudited)

Cash, cash equivalents and short-term investments    $   224,043    $   258,408
Other current assets .............................        10,474          8,982
Property and equipment, net ......................        70,883         71,542
Other assets .....................................         9,160          8,072
Total assets .....................................   $   314,560    $   347,004

Current liabilities ..............................   $    21,041    $    27,958
Lease obligations ................................        67,095         67,087
Other non-current liabilities ....................        15,343         16,275
Shareholders' equity .............................       211,081        235,684
Total liabilities and shareholders' equity .......   $   314,560    $   347,004

      CONTACT:
      Investor Relations
      John  Calhoun, MD, MBA
      Director, Corporate Communications & Investor Relations
      (206) 442-6744

      Media Relations
      Susan W. Specht, MBA
      Associate Director, Corporate Communications
      (206) 442-6592

SOURCE ZymoGenetics, Inc.
        -0-             05/02/2007
      /CONTACT: Investor Relations, John Calhoun, MD, MBA, Director, Corporate Communications & Investor Relations, +1-206-442-6744, or Media Relations, Susan
W. Specht, MBA, Associate Director, Director, Corporate, +1-206-442-6592/
        /Web site: http://www.zymogenetics.com /
        (ZGEN)
CO:     ZymoGenetics, Inc.
ST:     California
IN:     BIO MTC HEA
SU:     ERN